Exhibit 99.1

U.S. Energy Corp. Announces Strategic Partnership and Deleveraging Transaction

DENVER, CO – October 5, 2017 --- U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced an agreement to substantially reduce the Company’s outstanding debt through an exchange transaction (the “Transaction”) with APEG Energy II, L.P., the sole lender of its Senior Secured Credit Facility (“Credit Facility”). The Transaction was unanimously approved by the Company’s Board of Directors.

Highlights

▪	U.S. Energy will exchange $4.5 million of the $6.0 million of outstanding borrowings on its Credit Facility for 5,819,270 shares of common stock.

▪	U.S. Energy will make a cash paydown of its Credit Facility of $0.6 million.

▪	$0.9 million will remain on the Credit Facility as U.S. Energy’s only remaining debt.

▪	Represents an 84% reduction in annual interest payments.

▪	Provides the Company flexibility to increase its capital budget out of operating cash flow and participate in production growth.

▪	Increases the Company’s financing and strategic abilities by removing a substantial portion of existing secured debt.

▪	Aligns the Company’s sole secured lender and strategic partner with existing Company shareholders.

Exchange Transaction Overview

The Company has entered into an Exchange Agreement (the “Exchange Agreement”) with APEG Energy II, L.P., (“APEG”), an entity controlled by Angelus Private Equity Group, LLC to exchange $4,463,380 of outstanding borrowings under the Company’s Credit Facility, for 5,819,270 new shares of common stock, par value $0.01 per share (the “Common Stock”), representing an exchange price of $0.767 or 1.3% premium to the 30 day volume weighted average price price of the Common Stock on September 20, 2017. Accrued, unpaid interest on the Credit Facility held by APEG will be paid in cash at the closing of the Transaction. Immediately following the close of the Transaction, APEG will hold approximately 49.9% of the outstanding Common Stock of U.S. Energy.

In connection with the Exchange Agreement, the Company also entered into a Standstill Agreement with APEG (the “Standstill Agreement”) which will be in effect for one year from the closing of the Transaction. Pursuant to the Standstill Agreement, APEG has agreed to vote its shares in proportion witih the non-APEG shareholders on all matters. The Standstill Agreement also contains certain restrictions on APEG’s ability to acquire additional shares of Common Stock in excess of the amount they hold immediately following the Transaction or to take certain other actions regarding the Common Stock. APEG will be restricted from seeking representation on the board of directors of U.S. Energy or otherwise seeking to control the management, board of directors or policies of the Company throughout the duration of the Standstill Agreement.

U.S. Energy expects to close the Transaction in the fourth quarter of 2017. The Transaction is subject to certain customary closing conditions, including approval by the Company’s shareholders of the Transaction.

David Veltri, Chairman and CEO of U.S. Energy, stated, “The decline in global commodity prices have put tremendous leverage on the balance sheets and cash flows of small-cap upstream oil and gas businesses like U.S. Energy and many others. This Transaction is transformative for U.S. Energy, and, if completed, will reduce the Company’s existing debt by 84% while saving the Company $0.4 million in annual interest payments. We believe that the Transaction is critical to unlocking shareholder value in the Company, restoring access to outside capital and allowing the Company to resume participating in growth while positioning itself for a potential recovery in commodity prices. In addition, we are excited to align ourselves and our existing shareholders with a strategic partner such as Angelus that has knowledge and experience in successfully creating value-focused growth projects.”

Paul Haarman and Patrick Duke, Managing Partners at Angelus Private Equity Group, said in a joint statement, “We are extremely excited about the opportunity to strategically partner with the shareholders and management of U.S. Energy. With a transformed and deleveraged balance sheet and an experienced management team like theirs, we see tremendous opportunities for growth and value expansion for both U.S. Energy and Angelus Private Equity Group investors. We are very excited about what the future holds for all involved.”

About U.S. Energy Corp.

We are an independent energy company focused on the lease acquisition and development of oil and gas producing properties in the continental United States. Our business is currently focused in the Williston Basin of North Dakota and South Texas. We continue to focus on increasing production, reserves, and cash flow from operations while pro-actively managing our debt levels. More information about U.S. Energy Corp. can be found at www.usnrg.com.

About APEG Energy II, L.P.

APEG Energy II, L.P. was formed by Angelus Private Equity Group, LLC, a private equity firm headquartered in Austin, TX, to make energy investments across the capital structure through multiple platforms. Angelus Private Equity Group, LLC specializes in investments primarily in development stage real estate properties and growth oriented domestic energy assets.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Financial Officer

(303) 993-3200

www.usnrg.com